Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT
This Amendment (this “Amendment”) to that certain Rights Agreement by and between Plexus Corp., a Wisconsin corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST” or the “Rights Agent”), dated as of August 28, 2008 (the “Rights Agreement”), is entered into by and between the Company and AST, dated and effective as of December 7, 2017 (the “Effective Time”).
W I T N E S S E T H
WHEREAS, pursuant to Section 27 of the Rights Agreement, under the circumstances set forth therein and prior to such time as any Person becomes an Acquiring Person, (i) the Company may generally supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment;
WHEREAS, no Person has become an Acquiring Person under the Rights Agreement; and
WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct AST as Rights Agent to execute this Amendment.
NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Company and AST hereby agree as follows:
Section 1. Direction to the Rights Agent. The Company hereby directs AST, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.
Section 2. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to AST that (a) he is an “appropriate officer” as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.
Section 3. Amendment of the Rights Agreement. As of the Effective Time, the Rights Agreement is hereby amended as follows:
(a)    Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
    “The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the

Exhibit 4.1

Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on August 28, 2018, subject to extension (the “Final Expiration Date”), (ii) 12:01 a.m. Eastern Standard Time on the date on which the Company files with the Securities and Exchange Commission the Company’s definitive proxy statement for its 2018 annual meeting of shareholders (the “2018 Annual Meeting Proxy Statement Filing Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), and (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.”
(b)    Exhibit B to the Rights Agreement, which is the Form of Rights Certificate, is hereby amended by (i) first, deleting the bold reference in the header therein to “August 28, 2018 (subject to extension)” and substituting therefor “August 28, 2018 (subject to extension), or, if earlier, the 2018 Annual Meeting Proxy Statement Filing Date”; and (ii) second, deleting the reference in the first paragraph therein to “August 28, 2018, subject to extension” and substituting therefor “August 28, 2018, subject to extension, or, if earlier, the 2018 Annual Meeting Proxy Statement Filing Date”.
(c)     Exhibit C to the Rights Agreement, which is the Summary of Rights to Purchase Preferred Shares, is hereby amended by deleting the reference therein to “August 28, 2018 (the “Final Expiration Date”) (subject to extension)” and substituting therefor “August 28, 2018 (the “Final Expiration Date”) (subject to extension), or, if earlier, the 2018 Annual Meeting Proxy Statement Filing Date”.
Section 4. Continued Effectiveness. Except as expressly set forth herein, the Rights Agreement shall be unaffected by this Amendment and shall remain in full force and effect.
Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.
Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed

Exhibit 4.1

in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State and shall be subject to the exclusive jurisdiction of the courts of, and United States Federal Courts sitting in, such State.

[Signature page follows]

Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

PLEXUS CORP.

By: /s/ Angelo Ninivaggi
Name:    Angelo Ninivaggi
Title:    Senior Vice President, Chief
Administrative Officer and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Jennifer Donovan
Name:    Jennifer Donovan
Title:    Senior Vice President

[Signature Page to Amendment to Rights Agreement]